Exhibit 10.4

                         ACKNOWLEDGMENT OF ASSIGNMENT OF
                              EMPLOYMENT AGREEMENT

      This Acknowledgment of Assignment of Employment Agreement
("Acknowledgment") is made as of June 3, 2003, by and between Curative Health Services, Inc., a Minnesota corporation ("Curative"), and ____________, an individual resident of the State of _____________ ("Executive").

      WHEREAS, Curative and Executive entered into an Employment Agreement dated ___________, as such Employment Agreement may have been amended from time to time thereafter;

      WHEREAS, Executive may be a participant in one or more Curative stock option plans or agreements;

      WHEREAS, Executive currently is employed by Curative as its _____________________;

      WHEREAS, Curative has commenced a reorganization plan (the
"Reorganization"), which would involve the creation of Curative Holding Co., a Minnesota corporation, ("Curative Holding") following which Curative would become a wholly owned subsidiary of Curative Holding Co. and Executive would become an employee of Curative Holding;

      WHEREAS, Curative and Executive desire that Executive become an employee of Curative Holding through an assignment of Executive's Employment Agreement and without such assignment being viewed as a termination of employment under the Employment Agreement; and

      WHEREAS, Curative and Executive desire that the Reorganization not be deemed a "Change in Control" for purposes of Executive's Employment Agreement or any stock option plan or agreement in which Executive may be a participant.

      NOW, THEREFORE, in consideration of the foregoing and the mutual terms and conditions set forth herein, Curative and Executive agree as follows:

1. Assignment of Employment Agreement. Subject to the terms and conditions hereof, Curative and Executive acknowledge and agree that, pursuant to Section
6.7 of Executive's Employment Agreement, Curative intends to transfer and assign Executive's Employment Agreement to Curative Holding, effective as of the Effective Date of the reorganization (as defined in the Plan of Merger to effect the same) and Executive intends to continue working under the terms of Executive's Employment Agreement for Curative Holding, as of that date. Curative and Executive further acknowledge and agree that said transfer and assignment is not intended by either party to be nor shall it be construed by either party as a "Termination" under Section 4 of the Employment Agreement.

2. Reorganization Not "Change in Control". Curative and Executive further acknowledge and agree that neither the Reorganization nor any change in the ownership, structure, or control of Curative as a result of the Reorganization shall be deemed to be a "Change in Control" under Section 4.1 of the Employment Agreement or any Curative stock option plan or agreement in which Executive is a participant, and Executive specifically acknowledges and agrees that Executive shall not be entitled to and shall not have the right to claim the compensation and benefits set forth in Section 4.5(b) of the

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Employment Agreement or any Curative stock option plan or agreement as a result of the Reorganization or any change in the ownership, structure, or control of Curative as a result of the Reorganization.

3. Stock Option Grant to Executive. In recognition of Executive's past service to Curative, as an inducement for Executive's continued service to Curative Holding following the transfer and assignment of Executive's Employment Agreement, and in consideration of Executive's other promises, obligations, and agreements set forth in this Acknowledgment, Curative agrees to provide to Executive 500 incentive options for Curative stock at an exercise price equal to the closing price of Curative Common Stock on the date of the Compensation Committee resolutions related hereto and such other terms as may be contained in the agreement evidencing the grant. Executive acknowledges and agrees that Executive had no prior entitlement to such stock options and that such stock options constitute good and sufficient consideration for Executive entering into this Acknowledgment.

4. Headings. The headings of the articles and sections of this Acknowledgment are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision of this Acknowledgment.

5. Modifications; Waiver. No modification of any provision of this Acknowledgment or waiver of any right or remedy herein provided shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of an occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

6. Entire Agreement. The Acknowledgment contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto.

7. Severability. Any provision of this Acknowledgment prohibited by or held unlawful or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision hereof. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Acknowledgment be deemed to be a valid and binding agreement enforceable in accordance with its terms.

8. Controlling Law. This Acknowledgment shall be continued and enforced in accordance with the laws of the State of New York.

9. Attorney Fees. In the event of litigation between the parties, to enforce their rights under this Acknowledgment, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement of the prevailing party's reasonable attorney's fees and costs at all levels of trial and appeal.

      IN WITNESS HEREOF, the parties have executed this Acknowledgment effective as of the date set forth above.

                                              CURATIVE HEALTH SERVICES, INC.


__________________________________            By _______________________________
Executive
                                              Its ______________________________


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